As filed with the Securities and Exchange Commission on November 4, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement
under
The Securities Act of 1933

AAR CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-2334820 (I.R.S. employer identification no.)

One AAR Place

1100 N. Wood Dale Road
Wood Dale, Illinois 60191
(Address of principal executive offices, including zip code)

AAR CORP. 2013 Stock Plan

(Full title of the plan)

Robert J. Regan
Vice President, General Counsel and Secretary
AAR CORP.
One AAR Place

1100 N. Wood Dale Road
Wood Dale, Illinois 60191
(Name and address of agent for service)

(630) 227-2000
(Telephone number, including area code, of agent for service)

With a copy to:

Lauralyn G. Bengel
Schiff Hardin LLP
233 South Wacker Drive
66th Floor
Chicago, Illinois 60606
(312) 258-5670

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value per share (including Common Stock Purchase Rights)(1)	2,850,000	(2)	(3)	$88,964,235.36	$10,311

(1)         Each share of Common Stock includes one related Common Stock Purchase Right. The Rights currently are not evidenced by separate certificates and may not be transferred except upon transfer of the related shares. The value attributable to the Common Stock Purchase Rights is reflected in the market price of the Common Stock.

(2)         Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)         Estimated on the basis of (i) $24.00 per share with respect to 182,784 shares of Common Stock issuable pursuant to outstanding stock options; and (ii) $31.71 per share, the average of the high and low sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on November 2, 2016 with respect to 2,667,216 shares (see Rules 457(c) and (h) of the Securities Act of 1933).

STATEMENT PURSUANT TO GENERAL INSTRUCTION E
OF FORM S-8 “REGISTRATION OF ADDITIONAL SECURITIES”

The contents of the Registration Statement on Form S-8 (File No. 333-191915), filed by the Registrant with the Securities and Exchange Commission on October 25, 2013, registering 2,500,000 shares of its common stock, $1.00 par value per share, and its common stock purchase rights, issuable under the Plan, are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

All information required in the Registration Statement (other than information set forth in Item 5 below, the exhibits and the signature page) is set forth in the Registration Statement on Form S-8 (File No. 333-191915), as described above, and is incorporated herein by reference.

Item 5.   Interests of Named Experts and Counsel.

Certain legal matters with respect to the legality of the common stock offered hereby will be passed upon for the Registrant by Robert J. Regan, Vice President, General Counsel and Secretary of the Registrant.  Mr. Regan holds a total of 106,754 shares of common stock (of which 44,263 are vested and 62,491 are unvested) and options to acquire 216,228 shares of common stock.

Item 8.   Exhibits.

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wood Dale, State of Illinois, on this 4th day of November, 2016.

AAR CORP.

By:	/s/ DAVID P. STORCH
David P. Storch
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer, or both, of AAR CORP., a Delaware corporation, hereby constitutes and appoints David P. Storch and Robert J. Regan, and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed effective November 4, 2016 by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID P. STORCH	Chairman, President and Chief	November 4, 2016
David P. Storch	Executive Officer; Director (Principal Executive Officer)

/s/ TIMOTHY J. ROMENESKO	Vice Chairman and Chief	November 4, 2016
Timothy J. Romenesko	Financial Officer; Director (Principal Financial Officer)

/s/ ERIC S. PACHAPA	Vice President, Controller and	November 4, 2016
Eric S. Pachapa	Chief Accounting Officer (Principal Accounting Officer)

/s/ ANTHONY K. ANDERSON	Director	November 4, 2016
Anthony K. Anderson

/s/ NORMAN R. BOBINS	Director	November 4, 2016
Norman R. Bobins

Director
Michael R. Boyce

/s/ RONALD R. FOGLEMAN	Director	November 4, 2016
Ronald R. Fogleman

Director
James E. Goodwin

/s/ PATRICK J. KELLY	Director	November 4, 2016
Patrick J. Kelly

Director
Peter Pace

/s/ JENNIFER L. VOGEL	Director	November 4, 2016
Jennifer L. Vogel

/s/ MARC J. WALFISH	Director	November 4, 2016
Marc J. Walfish

/s/ RONALD B. WOODARD	Director	November 4, 2016
Ronald B. Woodard

INDEX TO EXHIBITS

Exhibit
Number	Exhibit
3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K dated July 22, 2004).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated July 11, 2008).

4.1	AAR CORP. 2013 Stock Plan (incorporated by reference to Exhibit A to the Registrant’s Proxy Statement dated August 31, 2016).

4.2

Rights Agreement between the Registrant and Computershare Trust Company, dated July 11, 2007 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated July 12, 2007).

5	Opinion of Robert J. Regan.

23.1	Consent of KPMG LLP.

23.2	Consent of Robert J. Regan (contained in the Opinion filed as Exhibit 5).

24	Power of Attorney (set forth on the signature page).